UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 1, 2012
(Date of earliest event reported)

VISTA GOLD CORP.
(Exact Name of Registrant as Specified in Charter)

Yukon Territory, Canada
(State or Other Jurisdiction of Incorporation)

1-9025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

7961 SHAFFER PARKWAY, SUITE 5, LITTLETON, COLORADO 80127
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 1, 2012, Mr. John W. Rozelle was appointed as Senior Vice President of Vista Gold Corp. (the “Registrant”).  Mr. Rozelle is an economic and mining geologist with more than 30 years of experience. Since 2011, Mr. Rozelle has served as the Registrant’s VP Technical Services.  Prior to working for the Registrant, Mr. Rozelle served as the manager of the mineral resource division of Tetra Tech. Mr. Rozelle has personal experience with more than 100 gold projects and other metal projects in 48 countries. Mr. Rozelle holds a BA in Geology from the State University of New York at Plattsburgh and a MS in Geochemistry from the Colorado School of Mines and is a Qualified Person as defined by National Instrument 43-101.

Mr. Rozelle is not related by blood or marriage to any of the Registrant’s directors or executive officers or any persons nominated by the Registrant to become directors or executive officers. The Registrant has not engaged in any transaction in which Mr. Rozelle or a person related to Mr. Rozelle had a direct or indirect material interest. To the Registrant’s knowledge, there is no arrangement or understanding between any of our officers and Mr. Rozelle pursuant to which he was selected to serve as an officer.

In relation to Mr. Rozelle’s appointment as Senior Vice President, the Registrant has agreed to compensate Mr. Rozelle at a rate of $225,000 per year, with a standard benefits package of medical, dental, life and disability coverage.  Mr. Rozelle is also eligible for an annual bonus solely in the discretion of the Board of Directors of the Registrant.  If the Registrant terminates the services of Mr. Rozelle without just cause or there is a substantial adverse change to Mr. Rozelle’s duties or title, Mr. Rozelle will be entitled to continuation of his salary and benefits for 6 months, and all unvested options held by Mr. Rozelle will be deemed vested.

Item 9.01  Exhibits

10.1           Employment Agreement with John W. Rozelle

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VISTA GOLD CORP. (Registrant)

Dated: August 6, 2012	By: /s/John F. Engele John F. Engele Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement with John W. Rozelle